EXHIBIT 99.2

Scientific-Atlanta, Inc.

Fiscal Year 2005 / Fourth Quarter

Earnings Conference Call

July 21, 2005

Operator

Good afternoon, ladies and gentlemen. And welcome to the Scientific-Atlanta fourth-quarter fiscal year 2005 earnings release conference call. At this time, all participants have been placed on a listen only mode, and we will open the floor for your questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, Tom Robey. Sir, the floor is yours.

Tom Robey – Scientific-Atlanta, Inc. – Vice President, Investor Relations

Thank you. Good afternoon, everyone.

On today’s call, we will hear prepared comments from:

•	Jim McDonald; Chairman, President, and CEO;

•	Wally Haislip; Senior Vice-President, Finance and Operations;

•	Michael Harney, Senior Vice-President & President of our Subscriber Networks business; and

•	Dwight Duke, Senior Vice-President and President of our Transmission Network Systems business

Following their prepared remarks, Jim, Wally, Michael and Dwight — along with our CFO, Julian Eidson, and Executive Vice-President, Allen Ecker — will be available to answer your questions.

Before we begin the call, I will read the required cautionary statements:

The financial results discussed on this conference call and described in the press release are unaudited.

During this conference call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-Q for the fiscal quarter ended April 1, 2005.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, July 21, 2005. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to provide a copy of today’s press release and a transcript of this conference call to the SEC on Form 8-K within four business days. Note also that our prepared comments will be available on our web site at scientificatlanta.com/investors promptly following this conference call.

Throughout this conference call, we will be referencing financial results stated in conformance with generally accepted accounting principles (GAAP) and pro forma financial results. Please note that we have provided complete GAAP reconciliation information on the Investor Relations page on our website. Additionally, we have provided information relating to both our GAAP financial results and our pro forma financial results, along with the reconciliation table between our GAAP and pro forma financial statement, in our press release.

Jim?

Jim McDonald – Scientific-Atlanta, Inc. – Chairman, President, and CEO

Good evening and thank you for joining us.

Fiscal year 2005 was an excellent year for Scientific-Atlanta, and our results demonstrate that our strategy is working. We’ve invested in a broad range of products designed to help our customers to compete effectively, and several of these product lines grew rapidly in 2005. Shipments of high-definition set-tops increased by 145 percent over last year. Digital video recorder (DVR) shipments grew by 67 percent compared with fiscal year 2004. Over the same period, cable modem shipments increased 86 percent, including a ten-fold increase in voice modems.

We continued to lead with the introduction of innovative products. In fiscal year 2005, we shipped the industry’s first Multi-Room™ DVR that enables video home networking, and we introduced new advanced encoders that can reduce video providers’ bandwidth requirements by more than 50 percent.

This year, we expanded our served market by winning the opportunity to design and build a significant portion of the video infrastructure for SBC. Through our overlay strategy, we were able to win another 2.9 million homes passed at Time Warner and other cable operators. In fiscal year 2005, we shipped almost 200 thousand digital set-tops to systems that either implemented our overlay technology or switched to Scientific-Atlanta set-tops from another technology.

And the final element of our strategy, international growth, is meeting with success. In fiscal year 2005, we had international sales of $442 million, the highest in eight years. We believe that we have innovative products and the resources in place to continue to grow our international presence.

By applying our innovative products and systems capabilities across our existing domestic cable customers, telephone companies, and international operators, we grew the company profitably in fiscal year 2005. We believe that this is the right strategy to follow in the year ahead.

Now Wally will review the financial results for the quarter and the year.

Wally Haislip – Scientific-Atlanta, Inc. – SVP, Finance and Operations

Thanks, Jim.

Tonight, we’re pleased to announce the results of another excellent quarter. Sales of $527 million were the highest in four years. Net income for the fourth quarter, on a GAAP basis, was $34 million or $0.22 per share, compared with $70 million or $0.45 per share in last year’s fourth quarter, and compared with $62 million or $0.40 per share last quarter.

Pro forma net income for the fourth quarter of fiscal year 2005 was $77 million or $0.50 per share, compared with $55 million or $0.35 per share in last year’s fourth quarter, and compared with $62 million or $0.40 per share last quarter. A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table available with the press release and on the “Investor Relations” tab on our website.

The difference between GAAP and pro forma results for the fourth quarter of fiscal year 2005 is related to the Gemstar (Gemstar – TV Guide International, Inc.) settlement, which we had announced previously, and a reserve for a tentative settlement with the staff of the Securities and Exchange Commission (SEC) concerning the 2000 and 2001 Adelphia (Adelphia Communications Corporation) and Charter (Charter Communications, Inc.) matters. The difference in the fourth quarter of fiscal year 2004 is related to a settlement with the IRS related to amended returns we had filed for fiscal years prior to 2003.

We have chosen to report both GAAP and pro forma results this quarter to help investors better understand our operating results. Please note that the pro forma measures are not in accordance with, or alternatives for, generally accepted accounting principles and may be different from pro forma measures used by other companies. We believe that this presentation of pro forma results is useful information for management and investors regarding certain additional financial and business trends relating to our financial condition and results of operations. We believe that when GAAP net income and GAAP net income per share are viewed in conjunction with pro forma net income and pro forma net income per share, investors are provided with a more meaningful understanding of our ongoing operating performance.

In the fourth quarter, we received $531 million in new orders, and we de-booked backlog related to a customer in Japan, resulting in net bookings of $478 million. We continue to make progress with this customer’s acceptance testing process. However, due to the aging of the backlog, we removed these units from backlog, and we will not enter any set-top bookings related to this customer until the acceptance process is complete. We believe that the customer remains committed to the product, although pricing and volumes have changed, reflecting the passage of time.

I’d like to remind you that orders from our major customers tend to be highly variable within a quarter, and they often vary considerably from one quarter to the next. As we have indicated in the past, we have come to believe that short-term measurements of new order activity are often less useful than longer-term measurements that span several quarters.

In the fourth quarter, we received new orders for subscriber products valued at $411 million, flat with last year’s fourth quarter and up slightly from last quarter. Including the reduction in backlog in Japan, bookings of subscriber products were $358 million, a decrease compared with both last year and last quarter.

Fourth quarter transmission product bookings were $120 million, an 8 percent decrease from last year and a 12 percent decrease sequentially. Note that, in the third quarter, we received orders valued at approximately $22 million from SBC.

International new orders were $161 million, up 29 percent from last year and up 40 percent from last quarter. International bookings were $108 million and declined compared with both last year and last quarter due to the de-booking of backlog in Japan.

Backlog of $466 million was down 6 percent from last year and 10 percent from last quarter, again due to the de-booking of backlog in Japan. The subscriber product backlog remains strong, containing approximately 1.1 million digital set-tops.

Fourth quarter sales of $527 million increased 15 percent from last year and 8 percent from last quarter. Sales of subscriber products were $412 million, up 22 percent from last year’s fourth quarter and 10 percent sequentially.

The year-to-year increase in sales of subscriber products was due to higher volumes of Explorer® digital set-tops and WebSTAR™ cable modems and a continued mix shift toward higher-end set-top and modem products. Selling prices for almost all set-top models continued to decline in the quarter. In the fourth quarter, we sold one million one hundred ninety thousand (1.190 million) set-tops, an increase of 13 percent from last year and 8 percent sequentially. In addition, we sold 878 thousand WebSTAR cable modems, up 144 percent from last year and 41 percent sequentially.

Sales of transmission products were $115 million, down 6 percent from last year and flat with last quarter. Less than $1 million of sales were recorded with SBC in the fourth quarter.

International sales were $126 million, an increase of 39 percent from last year and 24 percent from last quarter. This was the highest volume of international sales in any quarter in the company’s history. Compared with last year, sales were stronger in all regions except Asia. Compared with last quarter, sales increased in Canada and Europe.

Gross margin in the fourth quarter was 38.9 percent of sales, an increase of 2.1 percentage points from last year and 2 percentage points from last quarter. Significantly higher volumes and our continuing efforts in engineering design, procurement and manufacturing were offset partially by continued decline of average selling prices. The timing of certain procurement savings contributed significantly to this quarter’s increase in gross margin.

Operating expenses, on a GAAP basis, were $153 million in the fourth quarter. Research and development (R&D) expenses were $45 million, an increase of $6 million from last year and $2 million from last quarter. A portion of the year-to-year and sequential increases in R&D expenses was due to incremental hiring related to new set-top designs. SG&A (Sales, General and Administrative) expenses were $55 million, an increase of $4 million from last year and $3 million from last quarter. Higher accruals for incentives related to improved performance contributed to the rise in both R&D and SG&A expenses.

Included in operating expenses was an after-tax charge of $22 million related to the settlement with Gemstar, which we announced last month. Under the settlement, Scientific-Atlanta and Gemstar entered into a long-term worldwide patent cross-license agreement, granting each access to the other’s interactive program guide patents. The companies also entered into a porting agreement under which Scientific-Atlanta will assist Gemstar to port its program guides onto our set-top platform. Under the agreements that make up the settlement, which have a term of up to 9.5 years, Scientific-Atlanta will pay approximately $154 million to Gemstar, and Gemstar will pay approximately $89 million to Scientific-Atlanta.

We have previously reported on investigations by the SEC and the Department of Justice (DOJ) concerning our 2000 and 2001 marketing support agreements with Adelphia and Charter and the manner in which Adelphia and Charter accounted for these transactions. We recorded a $20 million reserve in the fourth quarter based on discussions with the staff of the SEC regarding a tentative settlement of its investigation. This reserve had a $20 million pre-tax and after-tax impact on earnings. We continue to cooperate with the DOJ with respect to its investigation.

Pro forma operating expenses, which exclude these two charges, were $99 million.

Operating margin, on a GAAP basis, was 10 percent of sales. The pro forma operating margin, which excludes the two settlement charges, was 20 percent of sales, an increase of 2.9 percentage points from last year and an increase of 2.4 percentage points from last quarter.

Net income for the fourth quarter, on a GAAP basis, was $34 million or $0.22 per share, compared with $70 million or $0.45 per share in last year’s fourth quarter, and compared with $62 million or $0.40 per share last quarter.

Pro forma net income for the fourth quarter of fiscal year 2005 was $77 million or $0.50 per share, compared with $55 million or $0.35 per share in last year’s fourth quarter, and compared with $62 million or $0.40 per share last quarter.

The effective tax rate for the quarter was 44 percent. The increase in the effective tax rate resulted from a reserve the company recorded based on a tentative settlement with the staff of the SEC on the Adelphia and Charter matters. This reserve had a $20 million pre-tax and after-tax impact on earnings.

Our balance sheet remains very strong. Cash and short-term investments increased by $69 million in the quarter to $1.522 billion. In our fourth quarter, cash provided by operating activities was $71 million.

Accounts receivable increased by $40 million, related primarily to higher sales in the quarter. Days sales outstanding improved slightly to 39 days.

Inventory increased by $17 million. Inventory turns increased to 10.7 in the quarter.

Next I’ll summarize the financial results for the fiscal year.

New orders in fiscal year 2005 were $1.933 billion, up 7 percent from last year. Fiscal year 2005 bookings, which include the de-booking of backlog in Japan, increased 4 percent to $1.879 billion. Sales increased by 12 percent to $1.911 billion.

Gross margin was 37.4 percent of sales in fiscal year 2005, up 20 basis points from last year.

Net income for fiscal year 2005, on a GAAP basis, was $211 million or $1.36 per share, compared with $218 million or $1.41 per share last year. Pro forma net income for fiscal year 2005 was $255 million or $1.65 per share, compared with $201 million or $1.30 per share last year.

Earnings in fiscal year 2005 included the two settlements discussed earlier and mark-to-market adjustments of various equity investments. Together these items resulted in after-tax charges of $44 million, or $0.29 per share.

Earnings in fiscal year 2004 included a gain on the sale of an equity investment and a favorable income tax settlement relating to certain fiscal years prior to 2003. These gains were partially offset by a settlement with ViaSat, Inc. related to the sale of our satellite networks business in April, 2000. Together these items contributed $17 million to net income in fiscal year 2004, or $0.11 per share.

In fiscal year 2005, we generated $350 million of cash from operating activities. We recognize the need to put this cash to better use.

Next, Michael will discuss highlights of the quarter for subscriber products. Michael?

Michael Harney – Scientific-Atlanta, Inc. – SVP and President – Subscriber Networks

Thanks, Wally. We had another excellent quarter, with the highest set-top unit shipments in four years and also record modem shipments. Overall, we continue to see a mix shift towards higher-end products, including high-definition and DVR set-tops and voice modems. This transition is being driven by strong consumer interest in those products, a strong business case for operators in deploying those products, and an increasing competitive need for operators to offer advanced products and new services at an accelerated pace.

Digital video recorder shipments increased 41 percent from last year’s fourth quarter and 9 percent sequentially to 542 thousand units. The mix continued to shift in favor of high-definition units: approximately 300 thousand were high-definition DVRs. Shipments of all high definition set-tops, including high-definition DVRs, were 454 thousand units, an increase of 100 percent from last year and 4 percent sequentially.

According to the Consumer Electronics Association, more than 16 million high-definition ready televisions have been sold to date. According to our estimates, only an estimated 6-7 million of those televisions have been connected to a high-definition service through either cable or satellite. In addition, we estimate that approximately 7 million high-definition televisions are expected to be sold across the United States over the remainder of this calendar year. Overall, we believe there is a significant potential growth opportunity in the high-definition segment as both cable and satellite begin to compete more aggressively for these subscribers.

With respect to our advanced set-top products, we are also pleased to announce that our DVR product with an internal DVD burner, our MCP-100™ set-top, recently won the Communications Technology Reader’s Choice award in the advanced video product category. This product is currently in development.

In addition, as our Cable customers begin to transition to next generation network architecture, or NGNA, solutions in North America, we believe there will be additional significant opportunities for Scientific-Atlanta. These opportunities include potential growth in new markets and also opportunities to offer next generation digital products into our existing markets.

NGNA has many components, but broadly includes elements such as OCAP (OpenCable Application Platform), a Java based middleware solution for navigation and applications; DSG (DOCSIS Set-top Gateway), a new signaling and content distribution solution which uses an internal DOCSIS cable modem in the set-top; DCAS (Downloadable Conditional Access System), a new downloadable conditional access solution which provides renewable security and more flexibility in security options for operators; and eventually AVC (Advanced Video Codec), which will provide more bandwidth-efficient delivery of broadcast and on-demand high-definition content.

Scientific-Atlanta has made significant investments in NGNA, and we are actively working with our customers and CableLabs to define the specifications for NGNA. As an example, last Friday we joined with several of our customers in a demonstration of a prototype of a downloadable security solution to the FCC (Federal Communications Commission).

Turning to our IP Systems business,

At the SUPERCOMM 2005 trade show last month, we introduced a complete range of IP (Internet Protocol) video set-tops. These products include standard-definition, high-definition, DVR, and gateway set-tops, and are currently under development.

Cable modem sales in the fourth quarter were very strong. We sold 878 thousand modems, an increase of 144 percent from last year and an increase of 41 percent sequentially. Thirty nine percent of unit shipments, or 343 thousand, were voice modems. Voice modem shipments increased by 322 percent from last year and 37 percent sequentially.

Turning to international,

International modem sales were strong; more than 40 percent of modem shipments were to customers outside the United States. Europe was the strongest international region, with shipments of approximately 240 thousand units. More than 40 percent of voice modems were sold to customers in Europe.

Our DVR product development for Telewest continues on schedule. We expect to ship product by the end of the calendar year. In the meantime, our Explorer 4200DVB™ product continues to sell well.

In the last year, the requirements and features for the digital set-tops in the Japanese market have changed to the point that a significant redesign of our Explorer 8200J set-top was necessary. Except for one change in the flash memory footprint, the changes have been accomplished in software. We are currently in a multi-week acceptance process with our largest Japanese customer with the redesigned Explorer 8200J product.

Next, I’ll turn it over to Dwight. Dwight?

Dwight Duke - Scientific Atlanta, Inc. – SVP, President, - Transmission Network Systems

Thanks, Michael.

Our transmission business had another good quarter. The book-to-bill ratio for our business was slightly greater than 1.0.

The transmission business is driven by consumer demand for services including high-definition television, higher bandwidth data services, and access to niche content. We continue to invest in products to help our service provider and broadcast customers to deliver entertainment over bandwidth effective networks.

While our transmission business has been associated primarily with transport and access products, a substantial part of our business is now in a market space that we call digital media technologies. These technologies span a wide range of signal processing and headend capabilities including reception, encoding and transcoding, transrating, multiplexing, ad insertion, switching and modulation. Deployment of these capabilities can help our service provider and broadcast customers to more efficiently deliver entertainment over their existing access networks – whether they be fiber, twisted pair, or coax.

We’re making significant investments in advanced encoding technologies. These investments include algorithm advancements in standard-definition and high-definition MPEG-2 encoders, development of AVC advanced compression standard-definition and high-definition encoding, and software for control and access of the encoding systems.

Another product supporting this strategy is our new Digital Content Manager (DCM) product, which we expect to be commercially available later this year. The DCM is a high-density MPEG video multiplexer that utilizes next generation processing technologies to deliver a 20X increase in processing speed in both video transrating and program insertion capabilities, while improving overall video picture quality. The DCM brings new and compelling economics to both standard-definition and high-definition video processing and becomes a key enabler of critical applications including digital simulcast, digital program insertion, switched digital broadcast, and video-on-demand.

A key element of our digital media technologies strategy is switched digital broadcast. Switched digital broadcast is a set of capabilities that are designed to enable cable operators to offer far more niche programming choices over their existing networks and, at the same time, free up access network bandwidth for other applications. Scientific-Atlanta, in partnership with key MSO customers, is developing an end-to-end system solution for switched digital broadcast, which incorporates all hardware and system software including QAM modulators, Digital Content Managers, system control software, and a software application that enables delivery of switched video on all Scientific-Atlanta digital set-top boxes.

Now turning to transport and HFC access,

Our customers continue to invest in their transport networks. Currently, we see the following kinds of applications for our Prisma® transport products:

•	Backbone and point-to-point IP equipment for systems interconnection and deployment of on-demand services.

•	Transport products to meet the needs of broadcasters for contribution networks, including uncompressed high-definition television.

•	Transport and edge products to support the deployment of commercial services.

By listening to our customers and understanding the new applications they plan to deploy in their networks, we continue to introduce best-in-class products. Our growth in the broadcast market continues to be driven by DVB-T (Digital Video Broadcast – Terrestrial standard) deployments as governments across Europe and Asia mandate the switch-off of analog signals. In addition to contribution and distribution systems, this also drives growth in new digital play-out centers.

Although cable operators have a variety of options for making bandwidth available for new applications, we believe that bandwidth extension will continue to be an attractive alternative. To date, we have received orders from more than 10 systems for our 1 GHz GainMaker® products, including two that are upgrading from 750MHz.

We believe that we are strategically aligned with our customers. Digital simulcast, node segmentation, electronic bandwidth upgrades, and the start of switched digital video have helped us to maintain strong relationships with our North American cable operators. Our digital media, transport, and HFC access solutions are important to cable operators in our strongest markets in Europe: the U.K., France, Netherlands, Eastern Europe, and Russia. DVB-T technologies are critical to our broadcast customers in Italy, Spain, Germany, and Denmark. And many of our digital headend products, optics products and our ROSA™ network management system are applicable to service providers deploying video applications over DSL or Fiber to the Home.

Back to you, Jim.

Jim McDonald – Scientific-Atlanta, Inc. – Chairman, President, and CEO

Thanks, Dwight.

We are encouraged by the dynamics of the markets we serve. We believe that consumer demand is driving our business, and we are confident in our ability to continue to make entertainment, information, and communications services more effective and satisfying for end users around the world.

Technological change is accelerating; it allows us to bring to market innovative products designed to provide more function and improve our customers’ operations. And consistent with this environment of increasing competition, many of our customers have announced that they will increase their capital spending.

Now we will be pleased to take your questions.

Operator

Thank you, ladies and gentlemen. The floor’s now open for questions. If you have any questions or comments, please press the number one followed by four on your touch-tone phone. Pressing one a second time will remove you from queue should your question be answered. Lastly, we do ask that while you pose your question, that you please pick up your handset if you are listening on a speaker-phone for optimum sound quality. Please hold while we poll for questions. First question is coming from Daryl Armstrong.

Daryl Armstrong - Smith Barney - Analyst

Smith Barney. Congratulations on the quarter. I was hoping that you could just remind us again in terms of what your production limits are for regular set-tops and DVR set-tops and if you have any plans to increase your production capacity, could you please comment on those?

And then just finally, were there any orders that you had to defer or shipments you had to defer because you ran against your limits from a production capacity standpoint?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

We will let Wally answer that.

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

I will answer the latter portion of the question first. We did not have to defer any shipments because of our inability to produce product during the quarter.

With regard to our capacity at the moment, the total capacity with overtime ranges in the — currently ranges in the 1.2 to 1.3 million unit level. So we did operate fairly much at capacity this quarter. We are making some small changes in the factory that will allow us to more easily be able to produce at about the 1,350,000 unit level going forward, and that is being done this quarter. And of those 1,300,000 plus units, approximately 650,000 units of those would be available for DVR production.

Daryl Armstrong - Smith Barney - Analyst

Thank you very much.

Operator

Alan Bezoza

Alan Bezoza - Friedman Billings Ramsey - Analyst

You guys did a great job again on the margins, and Wally, I have to start there. Typically in the June quarter you do some reversal of accruals. I just wanted to find out if there was anything that happened this quarter at the end of the year?

And then you talked about the timing of procurement as one of the drivers for the gross margins. How sustainable — I guess what we are really trying to get at here — how sustainable are gross margins going forward at these levels, and where do you see them trending over the next couple of quarters?

And then one question I also want to get the sense of, is on the high-end boxes, how many were — you used to give this number all the time — how many were high-end with DVRs, HD and DOCSIS-based set-tops?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

If you look at the — including all of — if you include just HDTV and Explorer 8000 units, base HDTV and 8000 were about 58, 59% of the total were those. If you include all of the DOCSIS-based boxes, including the 4000 series, the total would be approximately 85%.

Alan Bezoza - Friedman Billings Ramsey - Analyst

Okay, and on the margins?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

WITH REGARD TO margins, let me make a few comments about what happened to margins during the quarter, plus give you an indication of where we think this may go.

As you indicate, margins were extremely good this quarter. There were several factors that contributed to that. Some of them will continue. Some of them will not continue.

As we have indicated — as we indicated in our conference call, volumes were up during the quarter, especially volumes associated with set-tops to the $1.2 million or 1.2 million unit level, and with that those volume increases certainly contributed to margins.

You talked about the procurement savings. What happened during the quarter was that we had earlier than anticipated procurement negotiations, and they contributed about 1.5 points of the increase in margins quarter-over-quarter. These were anticipated procurement savings, and they were utilized to negotiate new pricing with customers during the quarter.

The new pricing is reflected in the current backlog, and it will be reflected in our sales in the September quarter and beyond. So that timing difference of procurement versus negotiation of new pricing will not go forward as we move ahead.

Alan Bezoza - Friedman Billings Ramsey - Analyst

So that was 100% passed through then, Wally?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

Excuse me?

Alan Bezoza - Friedman Billings Ramsey - Analyst

That was 100% passed through?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

No, the calculation of the 1.5 points was simply the timing — the positive impact of the timing difference. We calculate how much procurement savings we have to have in order to support whatever pricing negotiations we had, and in addition to those, we had — because of the timing earlier in the quarter as versus the end of the quarter of those procurement savings starting, we received a 1.5 point favorability. That favorability will not go forward into future quarters.

We also had some small adjustments at year-end given that it is our year-end such as physical inventory, and they did have a small impact on margins during the quarter. If you take volumes and look at volumes and determine whether they are going up or down as we move forward, you take the procurement savings and you take — or the procurement timing issue — and you take the end of year adjustments, we believe we feel comfortable now that going forward that we can maintain margins in the 36 plus% level. We had indicated previously in previous quarters that was 34 to 35. We have made improvements where we now believe that that is in the 36 plus percentage range.

I will make a couple of other comments associated with, actually — you did not ask it actually — related to margin, but it does impact on what you might think margin will be in future quarters, and that is the bookings and sales in Q1.

I would remind everyone that generally Q1s have lower sales than fourth quarters because of summer vacations both here in the U.S. and in Europe that make it a little more difficult to get consumers, especially end consumers, to make decisions, especially about digital set-top technology. So as we move into Q1, because of the vacation scenario, generally traditionally we have seen a lower bookings and sales number.

Alan Bezoza - Friedman Billings Ramsey - Analyst

One follow-up is on the reversal of accrual. You said it was small, but how small was it? Was it a point? Was it half a point of margin?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

It was less than a point. Okay?

Operator

Jason Ader

Jason Ader - Thomas Weisel Partners - Analyst

Thomas Weisel Partners. I guess I just had a few things here. First of all, and maybe, Dwight, you can help answer this, you said I think you said you booked less than $1 million from — you recorded less than $1 million of sales from — SBC in the quarter. How would you expect that to trend in the second half of the year in terms of recognizing revenue? I know you booked 22 million in the March quarter. That is first.

Second of all, just on transmission, you had talked about some digital simulcast orders in the March quarter as well. Were you able to recognize there and did you — were you able to get new bookings for digital simulcast?

Dwight Duke - Scientific-Atlanta - SVP & President, Transmission Network Systems Business

On your first question on SBC, we do expect to recognize the $22 million we booked last quarter in our first quarter. Obviously we are on schedule with that work, and we hope to complete all that acceptance process in the first quarter. But, as you know, however, this is a new project with a new customer, and it is still difficult to forecast the exact timing.

On digital simulcast we are continuing to make progress on digital simulcast and book orders with multiple MSOs.

Jason Ader - Thomas Weisel Partners - Analyst

So you were able to get some recognized revenue this quarter?

Dwight Duke - Scientific-Atlanta - SVP & President, Transmission Network Systems Business

On digital simulcast but we had less than $1 million in revenue on SBC.

Jason Ader - Thomas Weisel Partners - Analyst

Right. Got you. All right. Just the second half of the question here is probably more for Michael. The low-end boxes jumped nicely on a sequential basis, and with the shift to the high-end, it seems a little bit counterintuitive why low-end boxes would have been up so much. So I guess that is the first question.

And then the second question is, could you give us a sense of why you said that the set-top models are all declining on an ASP basis? Could you give us a sense if you had to put all the DVRs together to blend DVRs, could you give us a sense of what the year-to-year ASP erosion is there because of the shift to the higher def boxes?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

This is Wally. I will answer the first part of the question. We had very strong international set-top shipments during the quarter, and that contributed somewhat to the increased non-DVR shipments during the quarter.

Jason Ader - Thomas Weisel Partners - Analyst

Could you give us that number, Wally? I don’t remember you giving us that number.

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

Total international shipments, including all set-tops including DVRs, were 175,000 units during the quarter.

Jason Ader - Thomas Weisel Partners - Analyst

Got you.

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

With regard to pricing, as we indicated, most set-top prices came down. We have not — we don’t give average selling prices, but overall when you take a look at all pricing during the quarter, the average selling price of all set-tops were within two or three dollars of what they were last quarter.

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

One of the things you want to think about is if you go back and look at this over a three or four-year period and you take the volumes in that, what you will find is that while we have not completely, we have almost offset price declines with increased function over a four or five-year period.

Jason Ader - Thomas Weisel Partners - Analyst

Great job. Thanks.

Operator

Nikos Theodosopoulos

Nikos Theodosopoulos - UBS - Analyst

UBS. I had a couple of questions. Wally, the explanation on gross margin was quite detailed and I appreciate it. Maybe I could just ask the question a different way. If you strip out the stuff you talked about, the positive benefit not from volume but the others that you talked about, the accruals at the end of the year and getting the cost reductions before the prices coming in, would margins have been up or down sequentially from the March quarter?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

If you were to strip out, as I indicated, the procurement savings was worth 1.5 points of the total, actually if you were to strip the items I talked about out, margins would have been up slightly from last quarter.

Nikos Theodosopoulos - UBS - Analyst

Okay. All right. My second question is on the bookings. Excluding the issue in Japan, the fiscal year bookings were up 7% year-over-year, and I know the Company’s long-term target is to grow double-digit. And I guess the question for you guys is, are you disappointed in that? Do you still think you can achieve long-term growth of 10%, and if so why didn’t we have a full year, not a full quarter, but a full year of bookings growth that is double-digit?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

I think part of it obviously is that, for example, we have announced the contract with SBC. We have only booked a very small part of that. So part of this you just have to kind of look at the timing of the thing. So I think part of it is timing, and the other one is that I don’t know that it necessarily carries over the sales because the timing of some of these orders and how quick they turn into sales, sometimes they turn in a lot quicker and sometimes they are delayed. So I don’t know that I would try to overly read anything into that.

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

I would also add to that and remind you that the Japanese set-tops were booked last year, and we debooked them this year. So even though your number that you are quoting here relates to the fact that before the debooking of the backlog this year, last year still contained those 200,000 units. If you were to take them out of both years, you probably would see approximately the 10% number you were looking for.

Nikos Theodosopoulos - UBS - Analyst

And just lastly, the 10% customers?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

The 10% customers continue to be Time Warner and Cablevision.

Nikos Theodosopoulos - UBS - Analyst

Okay. All right. Thank you.

Operator

Ehud Gelblum

Ehud Gelblum - J.P. Morgan - Analyst

J.P. Morgan. A couple of questions if I could. First of all, just a clarification on that last issue. The backlog I think Wally had mentioned was 1.1 million set-tops net I assume of the 200,000 I think got decommissioned. So we are to assume that if we look at that 1.1 and then use the backlog number from last year, minus 200,000 we should see a 10% increase, and that is what you were talking about? Just —?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

No, we were not talking about backlog. His question was on total bookings. And he made the comment that if you exclude or if you look at pro forma bookings for this year, we were up 7% over last year, and I simply reminded him that last year’s numbers included the Japanese bookings. So if you were to take them out of both years and relate to non-Japanese bookings, you would be at that approximately 10% number.

Ehud Gelblum - J.P. Morgan - Analyst

Okay. So if we look at backlog and we normalize it, the booking is roughly flat?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

If you look at year-over-year, okay with regard to specifically your question, last year or last quarter we were at 1.1 million boxes without Japan, and this quarter we are still at 1.1 million boxes.

Ehud Gelblum - J.P. Morgan - Analyst

Okay. Now I understood it. I just wanted to make sure that was correct.

In terms of the strength in international boxes, given that Canada was weaker last quarter than two quarters ago, was Canada the main driver behind the international?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

Canada was a significant driver. In addition, we had very good shipments to Telewest during the quarter.

Ehud Gelblum - J.P. Morgan - Analyst

Okay. Moving along because I think I have got a couple of different pieces here, on the SBC — the 22 million of bookings in SBC, why didn’t we see additional bookings now? Is it the 22 million last quarter we recognize 1 million now? I was expecting to see a little bit more kind of as we go along. Is there a little bit of a hiatus? Will we see more of the original contract come through?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

I think they have a schedule that they have laid out, and based on that schedule and the rollout, you would have anticipated it to be what it is.

Ehud Gelblum - J.P. Morgan - Analyst

Okay. So that is on track with what you anticipated?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

Yes.

Ehud Gelblum - J.P. Morgan - Analyst

Okay. Then the Adelphia announcement or the settlement of the DOJ issues with the SEC issues with Adelphia and Charter, was that the material information that prevented you from purchasing and repurchasing shares in the past?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

Well, as I have talked about, we have had material information that is not available to the public, so we have been advised not to be in the market. I would tell you that the answer to that is we still have material information that is not in the market, and we continue to work to try to clear these things up.

Ehud Gelblum - J.P. Morgan - Analyst

When do you anticipate that clearing up?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

I would not want to forecast that.

Ehud Gelblum - J.P. Morgan - Analyst

Okay. And then if I could, one more last thing again. On the margins it sounds as though this has kind of parsed out the sustainable part of the margin expansion. It sounds as though 150 basis points that you got from the procurement savings gets filtered into lower ASPs going forward. So the sustainable part of this is more or less 40 or 50 basis points that we should be looking at for margins going forward?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

I think what I indicated when you look at all of the analysis, we did not tell you exactly what was there, but what we said was we were confident that over the next few quarters that the margins would be in the 36 plus percent range.

Someone also asked me the question, if I stripped out everything other than the volume question —

Ehud Gelblum - J.P. Morgan - Analyst

You said slightly.

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

I said slightly up from last quarter, which would put it in the 37% range. So that puts you in a ballpark, okay?

Ehud Gelblum - J.P. Morgan - Analyst

And that is pretty much equivalent to what I said.

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

Okay?

Operator

Ari Bensinger.

Ari Bensinger - Standard & Poor’s - Analyst

Standard & Poor’s. From an infrastructure perspective, I was wondering if a transition towards higher encoding standards like MPEG4 has given you some room to enter the market where maybe some more established vendors had a hold on the market share?

Dwight Duke - Scientific-Atlanta - SVP & President, Transmission Network Systems Business

Well, on the advanced encoding, obviously that is a newer technology. We have been in a leadership role there. Based on the evidence of our SBC win and moving down the road. So we think we are a leader in that area, and hopefully we will continue to stay there.

Ari Bensinger - Standard & Poor’s - Analyst

And how big do you portray that telecom opportunity for you guys going forward? Some sense of maybe what the market could get to?

Dwight Duke - Scientific-Atlanta - SVP & President, Transmission Network Systems Business

Well, obviously there is lots of opportunity there, but it is going to take a time for all that work its way through. We are optimistic about it. But it is going to take time before we could sort that out.

Operator

John Anthony.

John Anthony - SG Cowen - Analyst

I apologize if you guys have already answered this, but can you give us the number of set-tops shipped into overlay?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

We have not given that number. But in the press release, we indicated for the total year, if you include overlay and also include at least one other site in which someone completely transitioned out of someone else’s set-tops into our set-tops, the number is 200,000 in total. Okay?

John Anthony - SG Cowen - Analyst

Okay and —?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

The majority of those are into overlay.

John Anthony - SG Cowen - Analyst

Okay. And given the transfer properties from Adelphia, have you gotten any indication what Comcast and Time Warner intend to do with those properties and how that may impact —?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

I think that would probably come under the classification of future things, and we probably would not want to get into that.

Operator

Rob Sanderson.

Rob Sanderson - American Technology Research - Analyst

American Technology Research. Congratulations on a great quarter, guys. I think most of my questions have been asked and answered, but maybe one thing for Michael. Go back to analyst day, you know you talked about your opportunity for overlay, you having an internal goal of, I think you said 10 million at the time, and you were close to 3 million, in terms of homes passed I should clarify that.

If anything I guess you are hopeful on these systems swaps that that might be some incremental opportunity at Time Warner, but anything outside of that that makes you less or more bullish on your overlay opportunity?

Michael Harney - Scientific-Atlanta - SVP & President, Subscriber Networks Business

I think that the obvious one was discussed already. The other thing that has happened, and perhaps we can give you some numbers, but the overlay sites that we have gone to, even though we have not necessarily hit the homes passed footprint we want, they are actually taking standard HD units and they are taking standard set-tops, so we are enjoying some benefit beyond what we expected originally, which was I guess the DVR demand. It is likely that the next big footprint to reach my goal is to leverage the NGNA opportunity into a larger footprint.

Rob Sanderson - American Technology Research - Analyst

Anything on the standard side of that, Michael, that seems to be going in your favor or sort of against the proposal on NGNA?

Michael Harney - Scientific-Atlanta - SVP & President, Subscriber Networks Business

I think if a subject matter expert were to look at the specifications and looked at actual products we have in the field; one would conclude we are quite in a good position. We obviously have DSP, DOCSIS set-tops set through Cablevision. As mentioned in the script, we demonstrated the downloadable security system last week in Washington. We have an OCAP stack that we are currently working on right now. So I think we are very well-positioned.

Rob Sanderson - American Technology Research - Analyst

All right. Thanks a lot, guys.

Operator

Scott Coleman.

Scott Coleman - Morgan Stanley - Analyst

Morgan Stanley. First, on the set-top box side, I’m wondering as your customers are looking at simulcast and all-digital in some markets if you guys are shipping any all-digital set-top boxes at this point?

Michael Harney - Scientific-Atlanta - SVP & President, Subscriber Networks Business

I think we shipped just a few this quarter, not very many. Everyone is asking us to quote them. I would tell you everyone does not necessarily have the bandwidth to simulcast entire analog lineups. So depending on which operator you’re talking to, it is something they are already doing. For example, Rogers does that already. And then others will tell you they don’t know how to get there.

So we do have the products. We are plugging them, but it is a very small volume at this point.

Scott Coleman - Morgan Stanley - Analyst

And are there any significant differences between this and your analog and digital combo boxes besides taking out the analog tuner that might affect either price or cost?

Michael Harney - Scientific-Atlanta - SVP & President, Subscriber Networks Business

Okay. So there is only one tuner in these set-tops. There is a rumor out on the streets that there is an analog tuner and there is a digital tuner. There is one tuner. It just happens that it has the performance to tune either to an analog channel or a digital channel.

So when you look at the low-end boxes, the non-DVR boxes, actually the amount of cost you can remove is fairly minimal because you still have to have a tuner. It just does not have the same performance requirement.

Where you see the significant improvement or at least noticeable improvement is in the DVR product because right now the DVR products carry the cost burden of a dual screen real-time MPEG encoder, plus all the memory and the processors, etc. It also makes for a fairly inefficient hard drive because you have to be fairly high rates, fairly high data rates, on those analog channels to try to make them look seamless to the digital channels as much as possible. And again, you won’t be removing analog tuners there. It will just be allowed to relax the specifications a little bit to support just the digital channels.

Scott Coleman - Morgan Stanley - Analyst

Great. Thanks for that clarification. And one more if I could, for Wally, on the liability side of the balance sheet. Some significant increases in accrued liabilities, payables and other noncurrent liabilities. I’m assuming most of this is related to the Gemstar and DOJ issues referenced earlier. But I’m wondering if that explains all of the jumps, or if there are some other things going on there as well?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

As you indicate, both the Gemstar, as well as the SEC settlement reserve, are included in there. Increases in management reserves, management incentive reserves at the end of a fiscal year also would contribute to that. Plus, unless my CFO tells me differently, I believe that taxes — the tax accrual probably went up during the quarter as well. So those would be the four items.

Operator

Larry Harris.

Larry Harris - Oppenheimer - Analyst

Oppenheimer. Congratulations on the results. The number if you have it for capital expenditures for fiscal ‘05 or for the fourth quarter?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

The capital expenditures for the total — for the quarter — were about $8 million, Larry, and the total capital expenditures were $76 million of which $40 million of that related to the purchase of one of our buildings here at our headquarters at the beginning of the year related — $36 million — I stand corrected — associated with the buyout of a lease of one of our corporate buildings at the beginning of this year.

Larry Harris - Oppenheimer - Analyst

Right. And on another matter with respect to two-way cable cards, the negotiations discussions have been going on for some time now, and I was wondering, have there been any progress that has resulted there or the various parties are still in talks?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

We will let Allen do that one.

Allen Ecker - Scientific-Atlanta - EVP

Well, there have been meetings, and as a matter-of-fact, there was another two-day meeting with the NCTA and the CE industry, and we had representatives there. So we had very detailed meetings. I understand that they have made progress, but it still is a difficult issue to resolve all of the sides between the consumer electronics and NCTA.

I think one of the important things to remember is that, as Michael pointed out, downloadable security, which means that you really don’t need the cable cards, and so moving to downloadable security would be an important thing to NGNA in this area.

Larry Harris - Oppenheimer - Analyst

I see. Okay, thank you.

Operator

Steve Levy.

Steve Levy - Lehman Brothers - Analyst

Lehman Brothers. Just a quick one. In the past, Wally, you have given out how much of the unit backlog was actually in DVRs. I don’t know if you would like to share that with us?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

Hold on just one second. Approximately about 35 — between 35 and 40% of the total are DVRs.

Steve Levy - Lehman Brothers - Analyst

Thanks. I think I have got everything else.

Operator

April Horace.

April Horace - Hoefer & Arnett - Analyst

Hoefer & Arnett. A couple of quick questions. I was wondering if you could give us the total DVR footprint to date? Plus, how many DVRs of the 175,000 boxes that went international, as well as who else is taking boxes that include a DOCSIS modem? And then I have a follow-up.

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

Let’s try those one at a time. DVR footprint?

April Horace - Hoefer & Arnett - Analyst

It used to be like 27 million, but obviously you have gained new customers. I was wondering what the new footprint looks like.

Michael Harney - Scientific-Atlanta - SVP & President, Subscriber Networks Business

I’m almost reluctant to quote that off the top of my head.

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

We probably need to get back to you with the answer to that question because we have to go back and look at the full footprint and see exactly who has rolled them out and who has not.

April Horace - Hoefer & Arnett - Analyst

Of the 175,000 international boxes that you shipped, how many of those were DVRs?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

Just one second. Approximately 19,000.

April Horace - Hoefer & Arnett - Analyst

And, who else is taking boxes that include a DOCSIS modem . . . besides CVC?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

Telewest and Cablevision.

April Horace - Hoefer & Arnett - Analyst

And then how many —?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

In Japan when we start shipping the boxes that we are shipping in Japan also have a DOCSIS. And there is one other customer in the U.S., but we have not announced that. So I would be reluctant without the customer announcing that.

April Horace - Hoefer & Arnett - Analyst

And then how many multiroom boxes did you ship? Last quarter was about 3,000.

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

Could you ask the question one more time?

April Horace - Hoefer & Arnett - Analyst

Yes. Last quarter you shipped about 3,000 multiroom DVR boxes. I was wondering how many shipped this quarter?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

We shipped approximately 10,000.

April Horace - Hoefer & Arnett - Analyst

And then last question, when you talk about J-COM and removing it out of the backlog due to volume and pricing, could you give us a little more color as to maybe that volume could go up, the pricing could go down, how to kind of gauge that?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

What we’re saying is that because of the passage of time we have taken it out of the backlog. We have entered into negotiations with the customer along with finishing up the acceptance process to renegotiate both the price and the volume based on the passage of time and their needs, and we will give you better color about what set-tops and so forth we put back on the books as we move ahead quarter by quarter.

Operator

Todd Koffman.

Todd Koffman - Raymond James - Analyst

Raymond James. Just a quick follow-up to that. With regard to the price and volume adjustments relating to the piece of business in Japan that you debooked, can you give us some sense as to the magnitude of those price and volume adjustments? And then I’ve got one other quick question.

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

As I indicated before, I will indicate that both the price and the volume went down somewhat. But we are not going to indicate any more than that what we will indicate and give you some flavor of the bookings that we actually put back on the books as we move forward in future quarters.

Todd Koffman - Raymond James - Analyst

Okay. And just relating to the Steve Levy question with regard to the DVR units in backlog, I think I heard you say around 35 to 40% of the 1.1 million units in backlog are DVR. I was just wondering, what was your DVR backlog in the end of the March quarter? Did it go up or down sequentially would be helpful?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

It went down, but very slightly. If I were to do percentages, they are almost the exact same percentage, okay?

Operator

Bill Choi.

Bill Choi - Kaufman Brothers - Analyst

Just a quick question on the 10% customers. Can you just give what they were in aggregate for this quarter and last quarter?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

For this quarter, I guess I don’t have it readily available for last quarter, but for this quarter in the aggregate two 10% customers was a little bit less than 35%.

Bill Choi - Kaufman Brothers - Analyst

Okay. That is it for me.

Operator

Alan Bezoza.

Alan Bezoza - Friedman Billings Ramsey - Analyst

Just a question on the international side. You said that Telewest was very strong in the quarter. They are taking both DVRs and non-DVRs that is true, correct?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

We have an order — we have a contract with them, and we are developing a DVR set-top for them that we have indicated and they expect to launch by the end of this calendar year. But during this quarter, we have not completed that design, and so everything that we shipped in this quarter was a DOCSIS-based standard set-top.

Alan Bezoza - Friedman Billings Ramsey - Analyst

Great. And so if you look at some of the non-DVR units here in the U.S. to Time Warner to Cox to Comcast to whoever, it seems to be that that number has really gotten small. Does that worry you guys at all?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

Well, I think a lot of things we need to fold in is when do we start to see a replacement market for the first ones that we shipped. And, of course, as Michael talked about, we developed all digital boxes and other things, but I think if you look at it, the question is, do you see a replacement market, or do you just continue to ship high-volume into those customers to continue to drive their penetration up with digital.

I think part of it would be that we would expect to see a delayed market relative to the replacement market because we actually entered the market a little bit later on digital to start with.

Alan Bezoza - Friedman Billings Ramsey - Analyst

Alright. One other question on the OpEx side, may be for Wally. If you look at the — OpEx has trended up over the last couple of quarters culminating in this quarter. How do you see that going forward? Is this kind of a result of some bonuses paid at the end of the year? And does it trend back down next quarter, or are we at a new level here where you have hired some R&D and some engineers?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

If you look at the OpEx expenses on a pro forma basis, I think if you look at the chart, they were approximately $99 million for the quarter. And as you indicated, it does contain some management incentives associated with a very good year. And as we move forward into FY ’06, we will continue to spend at a fairly good rate because we are spending money on R&D associated with new designs in both subscriber and transmission as we plan for both our cable customers and the new telco markets that we are pursuing, as well as international DVR markets. We expect that expenses during FY ’06 will range in the $95 to $100 million per quarter.

I would add one other item associated with this, our tax rate was up significantly during the quarter. So I would give some degree of color of the tax rate that we expect going forward, and we estimate that that tax rate during FY ’06 will be approximately 35%.

Alan Bezoza - Friedman Billings Ramsey - Analyst

That is great. Thanks for the color, Wally.

Operator

Nikos Theodosopoulos.

Nikos Theodosopoulos - UBS - Analyst

Two follow-ups. On the cable modem, can you discuss what the ASP trend is there? As you get a higher shift to voice-enabled modems, is that ASP declining sequentially, going up, staying flat?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

With regard to average selling prices of total modems because the mix is shifting towards Voice over IP, the average price of modems is trending upward. If you look at both Voice over IP, as well as standard cable modems, the pricing of both of those individually continue to trend downward.

Nikos Theodosopoulos - UBS - Analyst

Right. And is that decline consistent with what you would see in set-tops, or is it more exaggerated?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

It is in that 10% a year category right now that we also see in set-tops.

Nikos Theodosopoulos - UBS - Analyst

Okay. And the last question I had was, can you, if possible, review the accounting on the Gemstar? You know, if I look at the total amount of payments, the net payment you are going to make and I look at the charge, that does not seem to equalize. And then so can you explain that?

And then going forward, how are you going to account when they pay you and you pay them? Are we going to see any recurring stuff as one-time items or a flow through the income statement?

Wally Haislip - Scientific-Atlanta - SVP, Finance & Operations

I’m going to give you just a little bit of color, and then I think you should be able to figure out the rest. As we have indicated, if I could understand the two numbers, we are going to get paid an amount of money over a nine and half year period, and they are going to pay us — or we are going to pay them $154.4 million. They are going to pay us $89.4 million. The delta difference is $65 million. We recognized $33 million on a gross basis. The $22 million that was mentioned is on an after-tax basis. So that leaves you with $32 million to recognize in the income statements over the next up to nine and a half years.

Nikos Theodosopoulos - UBS - Analyst

Okay. All right. Thank you.

Operator

Jason Ader.

Jason Ader - Thomas Weisel Partners - Analyst

I just wanted to follow-up on the J-COM comments that you made. And I think, Michael, you are the one that said you were in the process of I think you said a multiweek acceptance process.

Michael Harney - Scientific-Atlanta - SVP & President, Subscriber Networks Business

Yes.

Jason Ader - Thomas Weisel Partners - Analyst

What exactly does that mean? Because you have not said that on previous calls. On previous calls you have said that you are hoping to get acceptance, but this sounds a little bit more concrete. Is that fair to say?

Michael Harney - Scientific-Atlanta - SVP & President, Subscriber Networks Business

Yes, I think what has come together in the last — well, maybe going all the way back to January, but certainly the last three months is we are now actually going through a very well documented, very rigorous set of tests. So whereas if I had tried to answer that question a year ago, I did not have that.

Jason Ader - Thomas Weisel Partners - Analyst

Okay. So is it fair to say that right now it is a question of not whether you actually get back in there to get tested, but whether you actually pass the test?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

That is correct.

Operator

April Horace.

April Horace - Hoefer & Arnett - Analyst

I was wondering if you could give us a little more color on the new orders that you received for the 1 gigahertz products, as well as a little more color as to whether these two new upgrades of 750, is that in North America? Is that international? Are these new customers, old customers?

Dwight Duke - Scientific-Atlanta - SVP & President, Transmission Network Systems Business

Basically it is the summary of what we have done to date. I would not want to go into specific what quarter has — what is happening in what quarter, but the two 750 customers are North American.

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

One of the things you need to look at if you want to try to analyze what the market potential is, you need to go out and look at how many analog channels different customers rolled out in different cities. So, dependent upon how deep you took the analog penetration and how deep you took the digital channels in these things, would determine what bandwidth is available on any given system. So it is hard to draw conclusions across customers, and clearly it is almost impossible to draw conclusions across all the customers, because this thing really relates a little bit to what was the bandwidth that was used up in both analog and how expansive were the digital broadcast channels moved out and whether you are a 750 or an 860 system.

In a lot of cases, it is people have gone both deep with analog and with digital broadcast, and they have a 750 system, those systems really have — faced a necessity to really upgrade those systems, but basically even to be able to get to digital simulcast. So I think you’ve got to almost kind of look at each individual system and see what the situation is.

April Horace - Hoefer & Arnett - Analyst

Are any of these upgrades in areas where the telcos are building out? I mean is that kind of a response or a definitive response into the —?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

I think the major thing that is driving this is the almost explosion of HDTV, and I think if you look at the amount of programming that is going out, people’s plans to carry more and more channels, and if you look at the competitive situation with the people like DirecTV launching a number of new satellites, but not more HD, I think it is more a response to competition coming from satellite and it is the response to being able to provide more capacity for a lot of programmers who want to get into HD.

April Horace - Hoefer & Arnett - Analyst

Okay, thanks.

Operator

Gentlemen, there appear to be no further questions in queue. Do you have any closing comments you would like to finish with?

Jim McDonald - Scientific-Atlanta - Chairman, President and CEO

I would just like to thank everybody once again for joining us. We think we had quite a good year, and I think if you have additional questions or any follow-up, if you will just call Tom, we will be glad to get back to you with them. So thank you very much for joining us this evening.

Operator

Thank you, ladies and gentlemen. This does conclude this evening’s conference call. You may disconnect your phone lines at this time and have a wonderful evening. Thank you for your participation.

[Information not included in conference call.]

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer, GainMaker and Prisma are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, 4200DVB, Multi-Room, MCP-100, ROSA, and are trademarks of Scientific-Atlanta, Inc.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this document. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recently filed Form 10-Q), which statements are incorporated into this news release by reference.

The Company has chosen to furnish both GAAP and pro forma results this quarter to help investors better understand its operating results. Please note that the pro forma measures are not in accordance with, or alternatives for, generally accepted accounting principles and may be different from pro forma measures used by other companies. The Company believes that this presentation of pro forma results is useful information for management and investors regarding certain additional financial and business trends relating to its financial condition and results of operations. The Company believes that when GAAP net income and GAAP net income per share are viewed in conjunction with pro forma net income and pro forma net income per share, investors are provided with a more meaningful understanding of its ongoing operating performance. A reconciliation between net income on a GAAP basis and pro forma net income is furnished in a table on the next page and at www.scientificatlanta.com/investors.

Scientific-Atlanta, Inc.

Q4 and Total Year (Fiscal Year 2005 & 2004)

GAAP vs. Pro-forma Reconciliation

	Q4 FY’05 Qtr Ended 7/1/05		FY’05 Fiscal Year Ended 7/1/05		Q4 FY’04 Qtr Ended 7/2/04		FY’04 Fiscal Year Ended 7/2/04
(In Millions $, except per share amounts)	GAAP	Pro Forma	GAAP	Pro Forma	GAAP	Pro Forma	GAAP	Pro Forma
Revenue	$527.0	$527.0	$1,910.9	$1,910.9	$458.8	$458.8	$1,708.0	$1,708.0
Gross Margin	205.1	205.1	715.2	715.2	168.7	168.7	634.8	634.8
GM %	38.9%	38.9%	37.4%	37.4%	36.8%	36.8%	37.2%	37.2%
R&D	44.5	44.5	163.5	163.5	39.0	39.0	149.2	149.2
SG&A	54.9	54.9	203.1	203.1	51.3	51.3	199.2	199.2
Gemstar Settlement Expense (a)	33.3	—	33.3	—	—	—	—	—
Reserve for SEC Settlement (b)	20.0	—	20.0	—	—	—	—	—
Restructuring Expense (c)	(0.0)	—	(0.3)	—	(0.0)	—	1.3	—

Operating Expense	152.7	99.4	419.7	366.7	90.3	90.3	349.7	348.4
Operating Expense %	29.0%	18.9%	22.0%	19.2%	19.7%	19.7%	20.5%	20.4%

Operating Profit	52.3	105.7	295.5	348.6	78.5	78.4	285.1	286.4
Operating Profit %	9.9%	20.0%	15.5%	18.2%	17.1%	17.1%	16.7%	16.8%

Interest (Inc)/Exp	(9.8)	(9.8)	(29.8)	(29.8)	(4.4)	(4.4)	(16.0)	(16.0)

Other (Inc)/Exp (d) (e)	0.4	(0.6)	2.4	(0.5)	(1.3)	(1.9)	(7.2)	(4.5)

Profit Before Tax	$61.8	$116.1	$322.9	$378.8	$84.1	$84.7	$308.3	$306.9

Income Taxes (f) (g)	$27.3	$38.8	$112.1	$123.9	$13.9	$30.0	$90.3	$105.9

Tax Rate	44.2%	33.4%	34.7%	32.7%	16.5%	35.5%	29.3%	34.5%

Net Income	$34.5	$77.3	$210.8	$254.9	$70.2	$54.6	$218.0	$201.0

EPS	$0.22	$0.50	$1.36	$1.65	$0.45	$0.35	$1.41	$1.30

Fully Diluted Shares Outstanding	154.7	154.7	154.7	154.7	155.8	155.8	154.8	154.8

Note 1:

Scientific-Atlanta provides pro forma net income and pro forma net income per share data as additional information to help investors better understand its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies. Scientific-Atlanta believes that this presentation of pro forma results is useful information for management and investors regarding certain additional financial and business trends relating to its financial condition and results of operations. Scientific-Atlanta believes when GAAP net income and GAAP net income per share are viewed in conjunction with pro forma net income and pro forma net income per share, investors are provided with a more meaningful understanding of Scientific-Atlanta’s ongoing operating performance.

A reconciliation between net income on a GAAP basis and pro forma net income is as follows:

	Q4 FY’05	FY’05	Q4 FY’04	FY’04
GAAP Net Income	$34.5	$210.8	$70.2	$218.0

(a) Gemstar net settlement expense	33.3	33.3	—	—
(b) Reserve for potential SEC settlement	20.0	20.0	—	—
(c) Restructuring	—	(0.3)	(0.0)	1.3
(d) (Gain) Loss on on equity securities and misc. items	1.0	2.9	0.6	(8.6)
(e) Viasat Settlement	—	—	—	5.9
(f) Income tax effect on items above	(11.5)	(11.8)	(0.2)	0.4
(g) Refund related to income tax settlement	—	—	(16.0)	(16.0)

Pro Forma Net Income	$77.3	$254.9	$54.6	$201.0